                KPMG LLP

                Suite 1400

                2323 Ross Avenue

                Dallas, TX 75201-2721

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 13, 2020, with respect to the statutory financial statements and financial statement schedules I, III and IV of American Fidelity Assurance Company, incorporated herein by reference, and to the reference to our firm under the heading “Custodian and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Oklahoma City, Oklahoma

April 25, 2022

KPMG LLP, a Delaware limited liability partnership and a member firm of the

KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.